EXHIBIT 21.1


         Subsidiaries of the Company


 Name of Subsidiary         Jurisdiction of Incorporation   Percentage Ownership
 ------------------         -----------------------------   --------------------

 Delta Play (US), Inc.      State of Colorado                       100%

 Delta Play Company         Province of Nova Scotia, Canada         100%